Exhibit 99.1

Medical Staffing Network Holdings Announces First Quarter 2010 Operating Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 10, 2010--Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today reported revenue of $72.0 million for the first quarter of 2010, a decrease of 27.0% from the revenue of $98.6 million for the first quarter of 2009. The net loss for the first quarter of 2010 was $6.7 million, or $0.22 per diluted share, as compared with a net loss of $3.7 million, or $0.12 per diluted share, for the first quarter of 2009. Adjusted net loss (a non-GAAP financial measure that is reconciled in an accompanying schedule) was $3.6 million, or $0.12 per diluted share, for the first quarter of 2010, as compared with an adjusted net loss of $1.3 million, or $0.04 per diluted share, for the first quarter of 2009. The Company’s EBITDA (as defined later, EBITDA is a non-GAAP financial measure that is reconciled in an accompanying schedule) was $1.1 million (1.6% of revenue) for the first quarter of 2010, as compared with $3.4 million (3.4% of revenue) for the first quarter of 2009. Cash flow used in operations was $3.0 million for the first quarter of 2010, as compared with cash flow generated from operations of $7.5 million for the first quarter of 2009. Days sales outstanding as of the end of the first quarter of 2010 was 49 days, down two days from the end of the comparable prior year period.

Commenting on the first quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “During the first quarter of 2010, the Company’s revenues declined 27% from the prior year’s quarter, the fourth consecutive quarter in which the Company’s year-over-year revenue decline compared favorably with other public companies competing in the nursing and allied staffing business.”

Adamson continued, “During this difficult operating environment, with recent unemployment rates trending moderately higher and continued weak hospital admissions, the Company has maintained more of its revenue base through this recession than competitors who are more vested in the travel nurse model. Additionally, we have been able to maintain our gross margins during this challenging time. MSN’s focus on per diem and local contract delivery methods provides its clients with more flexible staffing solutions as the hospital industry continues to reduce the cost of supplemental nursing and allied staffing.”

Adamson continued, “The Company faces a difficult operating environment, made more challenging due to its restructuring issues. While I am pleased to say that we have had little short term client or field staff attrition resulting from our financial condition, there can be no assurance that this will continue to be the case should there be a protracted period of uncertainty. As we previously reported, we recently entered into a 30-day extension of our forbearance agreement, and we continue to work with our lenders to restructure our balance sheet.”

For the three months ended March 28, 2010, and March 29, 2009, approximately $60.9 million (84.5%) and $85.0 million (86.2%) of the Company’s revenues, respectively, were derived from nurse staffing (branch-based per diem staffing of local nursing, short-term contracts, and travel nurses) and $11.1 million (15.5% of revenues) and $13.6 million (13.8% of revenues), respectively, were derived from allied health staffing (through our centralized allied hub and existing per diem branches).

Gross profit for the first quarter of 2010 was $17.9 million, a decrease of 27.0% from the gross profit of $24.5 million for the first quarter of 2009. Gross margin (gross profit compared with service revenues) for each of the first quarters of 2010 and 2009 was 24.9%. Selling, general and administrative expenses were $16.9 million, or 23.4% of revenues, in the first quarter of 2010, as compared with $21.3 million, or 21.6% of revenues, for the comparable prior year period. The $4.4 million, or 21.0%, decrease from the comparable prior year period is due to the various cost containment initiatives implemented during fiscal 2009 and the first quarter of fiscal 2010, while the increase in percentage of revenue was attributable to negative leverage of fixed costs (i.e. rent, telecommunications).

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe that the non-GAAP financial measures discussed in this press release provide useful information by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide an alternative method for assessing our operating results in a manner that, we believe, is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which consists of net loss before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, stock based compensation expense, restructuring and other charges, non-cash impairment of goodwill, and other income which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. A second non-GAAP financial measure presented is Adjusted Net Loss, which consists of net loss attributable to Medical Staffing Network Holdings, Inc. (MSN) adjusted for: (i) restructuring and other charges, (ii) non-cash impairment charges related to goodwill, and (iii) the provision for income taxes. The financial statements included below contain a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to continue as a going concern; we may need to voluntarily file for bankruptcy protection; our ability to successfully negotiate mutually agreeable terms with our lenders as a result of our violation of several financial covenants contained in our Amended and Restated Credit Agreements; we may be forced into an involuntary bankruptcy filing; our ability to successfully restructure our debt and equity in light of the fact that based on currently projected cash inflows generated from operations, we may be unable to pay future scheduled interest and/or principal payments due to our lenders as such payments become due; our ability to borrow under the Revolver portion of our Amended and Restated Credit Agreement to the extent that we need liquidity assistance to fund our operating expenses as they become due; the impact of our restructuring process on our relationship with our customers, employees and others; our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of macro- or micro-economic conditions on our business as such conditions are impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); the effects of healthcare reform on our business; our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ ability or inability to pay us for our services; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business; the proper functioning of our information systems; our ability to successfully integrate completed acquisitions into our current operations; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain our self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the adverse impact of unanticipated departures of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	March 28,	March 29,
	2010	2009

Service revenues	$72,020	$98,631
Cost of services rendered	54,097	74,090
Gross profit	17,923	24,541

Operating expenses:
Selling, general and administrative	16,863	21,344
Depreciation and amortization	1,610	1,596
Restructuring and other charges	720	681
Impairment of goodwill	–	969
Total operating expenses	19,193	24,590

Loss from operations	(1,270)	(49)
Loss on early extinguishment of debt	–	1,808
Interest expense, net	5,223	2,537
Other income (1)	–	(719)

Loss before provision for income taxes	(6,493)	(3,675)
Provision for income taxes (2)	43	–
Consolidated net loss	(6,536)	(3,675)
Net income – noncontrolling interest in subsidiary	139	72
Net loss attributable to MSN	$(6,675)	$(3,747)

Basic and diluted net loss per share attributable to MSN	$(0.22)	$(0.12)

Weighted average common shares outstanding:
Basic and diluted	30,490	30,474

Summary Cash Flow Information:
Cash flow provided by (used in) operating activities	$(2,996)	$7,510

Operating Statistics:
Hours worked	1,696	2,155

(1) Other income relates to the recovery of an accounts receivable during the first quarter of 2009 from a bankruptcy claim. The account receivable associated with this claim was written off in a prior period.

(2) There is no provision for federal income taxes in 2010 and 2009 as the Company has a full valuation allowance against its deferred tax assets. The 2010 amount represents state income taxes.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation to EBITDA (1) and Adjusted Net Income (1)
(unaudited; in thousands, except per share data)

	Three Months Ended
	March 28, 2010	March 29, 2009
Reconciliation to EBITDA(1):
Net loss attributable to MSN	$(6,675)	$(3,747)
Provision for income taxes	43	–
Taxes included within selling, general and administrative expenses	25	164
Other income	–	(719)
Interest expense, net	5,223	2,537
Loss on early extinguishment of debt	–	1,808
Impairment of goodwill	–	969
Restructuring and other charges	720	681
Stock based compensation expense	172	92
Depreciation and amortization expense	1610	1,596
EBITDA(1)	$1,118	$3,381

Reconciliation to Adjusted Net Loss(1):
Loss from operations, as reported	$(1,270)	$(49)
Restructuring and other charges	720	681
Impairment of goodwill	–	969
Adjusted income (loss) from operations(1)	(550)	1,601
Loss on early extinguishment of debt	–	(1,808)
Interest expense, net	(5,223)	(2,537)
Other income	–	719
Adjusted loss before income taxes(1)	(5,773)	(2,025)
Adjusted benefit from income taxes (2)	(2,309)	(810)
Adjusted consolidated net loss(1)	(3,464)	(1,215)
Net income – noncontrolling interest in subsidiary	(139)	(72)
Adjusted net loss attributable to MSN	$(3,603)	$(1,287)
Basic and diluted adjusted net loss per share(1)	$(0.12)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	30,490	30,474

(1) Certain non-GAAP financial measures are being provided, as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods. These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States GAAP. These measurements have certain material limitations as compared with the use of the most directly comparable GAAP financial measures. We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) The benefit from income taxes for the three months ended March 28, 2010 and March 29, 2009, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets. An effective income tax rate of 40% was used in calculating the adjusted net loss for the three months ended March 28, 2010 and March 29, 2009.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 28, 2010	Dec. 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,054	$7,319
Accounts receivable, net	42,507	45,811
Other current assets	5,680	5,444
Total current assets	51,241	58,574

Furniture and equipment, net	11,254	11,820
Goodwill	16,917	16,917
Intangible assets, net	4,539	5,023
Other assets, net	3,795	4,031

Total assets	$87,746	$96,365

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$26,375	$29,816
Accrued payroll and other current liabilities	4,064	4,172
Current portion of long-term debt	108,378	107,264
Total current liabilities	138,817	141,252

Long-term debt	–	–
Other long-term obligations	2,038	2,373
Total liabilities	140,855	143,625

Commitments and contingencies

Total MSN stockholders’ deficit	(53,511)	(47,662)

Noncontrolling interest in subsidiary	402	402

Total stockholders’ deficit	(53,109)	(47,260)

Total liabilities and stockholders’ deficit	$87,746	$96,365

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303